Exhibit 10.22

January 6, 2014

Craig Nomura

Dear Craig,

I am delighted to confirm our offer of employment to join Levi Strauss & Co. (LS&Co.) as EVP & President, Global Retail, reporting to me. Please Note: This offer is contingent upon successful completion of a background screen. You should not take any steps in reliance on this offer until you have successfully completed the background screen. The details of our offer are as follows:

Start Date

Your start date is February 3, 2014.

Salary

Your starting annual salary will be $580,000.

Signing Bonus

You will receive a signing bonus in the amount of $880,000 (less applicable taxes and withholdings) paid in two installments. The first installment in the amount of $580,000 paid within 30 days of your Start Date and the remaining $300,000 will be paid on the one year anniversary of your Start Date.

The signing bonus is offered in anticipation of the contributions you will make to our business over time. Your entitlement to retain the full amount of the signing bonus is contingent on the following terms and conditions:

•
For the first payment of $580,000, in the event that you resign your employment or you are terminated For Cause at any time before completing at least twelve (12) months of employment, you will be required to repay 100% of this bonus or $580,000. In the event that you resign or are terminated For Cause after completing twelve (12) months of employment but before completing twenty-four (24) months of employment, you will be required to pay back 50% or $290,000 of this bonus. Any repayment will be due within ninety (90) days of your last day of employment.

•
In addition to the above, for the second installment of $300,000, in the event that you resign your employment or are terminated For Cause anytime within one year after this payment is made, you will be required to repay 100% of this bonus installment within ninety (90) days of your last day of employment.

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Any bonus repayment owed by you to LS&Co. may be deducted in whole or in part from any final payments due to you, to the fullest extent allowed by law. For Cause is defined as: (1) insubordination and/or failure to follow specific directions from your leadership team; (2) theft, fiscal mismanagement, or related improper conduct; (3) misrepresentation; (4) criminal activity of any type; (5) breach of the LS&Co. Worldwide Code of Business Conduct; or (6) gross negligence related to the performance of your work, and related reasons.

We will provide you with our standard Signing Bonus Acknowledgment and Payback Agreement. Please sign and return the Payback Agreement.

Annual Incentive Plan

Your target participation in the Annual Incentive Program (AIP) is 70% of your base salary, with a 2014 target value of $406,000. For fiscal 2014 only, you will be guaranteed to receive at least a target bonus. Bonuses for fiscal 2014 are scheduled for payment in February 2015 and you must be employed by LS&Co. on the payment date. LS&Co. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Long-Term Incentives

Your offer includes long-term incentive award(s), which give you the opportunity to share in LS&Co.’s success over time. Subject to Board approval and the provisions of the LS&Co.’s equity incentive plan for fiscal 2014, you will receive an initial grant of Stock Appreciation Rights (SARs) with a grant date target value of $550,000. In addition, you will also receive a special one-time SAR grant with a grant date target value of $400,000. The strike price will be equal to the fair market value of LS&Co. stock as determined by a third party valuation firm and approved by the Board of Directors in February 2014. 60% of both awards will vest 25% after the first year and monthly thereafter for years two through four. Subject to achievement of performance goals, the remaining 40% of both awards will vest 100% after the end of year three. In any event, you must be employed on the vesting dates.

You may also be eligible for additional long-term incentives in effect during your employment with LS&Co. The Company has the right to modify the program at any time including, but not limited to the target grant value.

Benefits

Our offer also includes participation in our flexible benefits program. There are a number of benefit options available to you in the areas of health care and life insurance, as well as our long-term savings programs which provide important tax advantages for your savings.

You are eligible to participate in the executive perquisite programs associated with a position at your level. The total benefit of these programs, including parking and the perquisite cash allowance, is approximately $15,000 annually.

You are eligible to accrue four (4) weeks of TOPP (Time Off with Pay Program) during your first year of employment.

Worldwide Code of Business Conduct

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LS&Co.'s Worldwide Code of Business Conduct (WCOBC) sets out basic principles to guide all employees of the Company on how LS&Co. conducts business, while at the same time provides helpful guideposts for behavior while on the job. Compliance with the WCOBC is a fundamental condition of employment, and employees are required to sign a Statement of Commitment agreeing to abide by the principles set forth in the document. LS&Co.'s WCOBC is available for review on our website at
http://www.levistrauss.com/careers/culture.

Non-Solicitation of Employees

In order to protect Confidential Information (as defined in the enclosed “Employee Invention and Confidentiality Agreement”), you agree that so long as you are employed by LS&Co., and for a period of one year thereafter, you will not directly or indirectly, on behalf of yourself, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of LS&Co.’s employees or in any way encourage any LS&Co. employee to leave their employment with LS&Co. You further agree that you will not directly or indirectly, on behalf of yourself, any other person or entity, interfere or attempt to interfere with LS&Co.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with LS&Co.

Non-Disparagement

You agree now, and after your employment with the LS&Co. terminates not to, directly or indirectly, disparage LS&Co. in any way or to make negative, derogatory or untrue statements about LS&Co., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

Other

You will need to provide evidence that you are legally authorized to work in the United States. Please refer to the attached sheet for the type of evidence required according to the government’s I-9 regulations. Your employment is specifically conditioned upon your providing this information within 72 hours of your start date.

At-Will Employment

LS&Co. expects your association with the company will be mutually beneficial. Nonetheless, LS&Co. is an “at-will employer,” which means you or LS&Co. can terminate your employment at LS&Co. at any time with or without cause, and with or without notice. Only the President & CEO or Senior Vice President & CHRO can authorize an employment agreement to the contrary and then such employment agreement must be in writing.

Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer of employment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer of employment. Please review and sign this letter and the attached Employee Invention and Confidentiality Agreement. We must receive your signed letter and Agreement before or on your first day of employment. You may keep one original for your personal records. This offer is valid only until January 13, 2014 and may be withdrawn at any time prior to your acceptance.

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Craig, we are very excited about you joining the company. We are confident that you will make a valuable contribution to LS&Co.’s business.

Sincerely,

Chip Bergh President & CEO

Signed:

_______________________________         _______________________________
Craig Nomura    Date

Attached:
Employee Invention and Confidentiality Agreement
Signing Bonus Acknowledgment and Payback Agreement

Initial Bonus Acknowledgement & Payback Agreement

_______________________________________________________________________________________________

The purpose of this agreement is to acknowledge that I received a bonus as part of my employment offer from Levi Strauss & Co. (LS&Co.)

If I resign from LS&Co. prior to completing two years of service, or if my employment is terminated For Cause before two years of service, I agree to repay all or a portion of the initial bonus I received per the terms and conditions described in my offer letter. For Cause is defined as: (1) insubordination and/or failure to follow specific directions from your leadership team; (2) theft, fiscal mismanagement, or related improper conduct; (3) misrepresentation; (4) criminal activity of any type; (5) breach of the LS&Co. Worldwide Code of Business Conduct; or (6) gross negligence related to the performance of your work, and related reasons.

I agree that any sum I owe may be deducted from any expense reimbursement due to me, but that if that deduction is insufficient to repay the initial bonus I received, or the agreed upon portion thereof, I will repay the balance to the Company within ninety days of my last day of employment. If I fail to timely pay the amount due, I understand that I will owe interest to LS&Co. at the legal rate, and that the Company may take action to collect the amount due and that I will be liable for collection costs, including any court costs and reasonable attorneys’ fees.

Employee Signature    Date

Employee Name (printed)

_________________________________________________________________________

EMPLOYEE INVENTION AND CONFIDENTIALITY AGREEMENT

In exchange for my employment and the wages or salary paid to me for my services during my employment with Levi Strauss & Co., or its parent companies, subsidiaries, or affiliates (collectively “the Company”), I agree:

1.
I will promptly disclose to the company all inventions, improvements, technical developments, copyrightable material, designs, drawings, data, ideas or other discoveries (collectively “Inventions”) which I may conceive or make solely, or which I may conceive or make jointly or in common with others, during the scope and course of my employment, and which pertain to (a) garment, fabric, sundry, product, label, accessory, fixture, store or website designs, (b) garment or textile methods, supplies and equipment, sources, vendors, or products, (c) facilities, machines, distribution methods, inventory control methods, or other know-how pertaining to the manufacture or treatment of garments or fabrics, or the distribution of finished goods, (d) other business of the Company, and (e) Inventions, improvements or technical developments which are made or developed or reduced to practice at the Company’s expense or pursuant to a Company research or development project. I agree that all such Inventions are and shall be the sole property of the Company.

(a)
I assign to the Company complete ownership of all the Inventions specified in this paragraph, together with ownership to all patent applications and patents (United States and foreign) which the Company may desire to secure with respect to the same, and all copyrights, trade or service marks, work rights or other intellectual property rights relating to these Inventions.

(b)
I will cooperate with the Company to secure the Company’s rights to the Inventions and to procurements of United States and foreign patents, copyrights, and trade or service marks on such Inventions, and particularly to disclose to the Company all pertinent information and data with respect thereto and execute all applications, specifications, oaths, assignments and all other instruments which the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to these Inventions.

(c)
If, during my employment with the Company, I incorporate into any Invention under this Agreement any other invention, improvement, development, concept, discovery or other proprietary information owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention.

________________________________________________________________________________________

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2.
“Confidential Information” is any proprietary information, data, or trade secrets of the Company including, but not limited to, research, designs, product and business plans, forecasts, products, services, advertising, customers, customers lists, sourcing agreements, licensing agreements, vendor agreements, personnel information, markets, financial information, projections, software, developments, inventions, processes, formulas, technology, drawings, hardware, or other business information disclosed to me or made accessible to me by the Company to me directly or indirectly in writing, orally, electronically or by drawings, samples, parts or equipment, or in any other manner, I understand and agree that all Confidential Information pertaining to any aspect of the Company’s business made available, directly or indirectly, to me in my employment is proprietary information to be held in strict confidence and I will not disclose such information to third parties or use it for myself or for others without the prior written consent of the Company. I understand and agree that my obligation of confidentiality remains in effect both during and after the period of my employment with the Company, until this information becomes part of the public domain through no direct or indirect action by me.

3.	As soon as my employment with the Company ends, I will promptly deliver to the Company all copies or other embodiments of Confidential Information in written or electronic form and all other drawings, blueprints, samples, manuals, letters, notes, notebooks, reports, electronic data, and all other materials relating to the Company’s business which are in my possession or under my control.

4.
This Agreement cannot be terminated or altered by changes in other terms of my employment, such as changes in duties, position or compensation, and will apply to the entire term of my employment, regardless of when I sign this Agreement, and will in no way alter the “at-will” nature of my employment. My employment may be terminated at any time by me or the Company with or without cause.

5.
I do not have any Invention, patented or unpatented, which I conceived or made before this date of my employment by the Company, whichever is later, except those I have described on Appendix A of this Agreement, which is an integral part of this Agreement. This Agreement does not apply to any Invention that is covered fully by the provisions of Section 2870 of the
California Labor Code, the language of which is included in Appendix A.

________________________________________________________________________________________

______________________________________________________________________________________________________________________________

6.I understand that the Company is a private company. During my employment, I will make no public statements, to the press or otherwise, concerning the Company, its vendors, contractors, products, finances, practices, personnel, any of its plans or strategies, or any other aspect of its business without first obtaining the written permission of the head of corporate communications.

7.I understand and agree that a violation of the provisions of this Agreement will cause irreparable damage to the Company, and that it will be impossible to estimate or determine the damage that will be suffered by the Company in the event I breach any of its provision. Therefore, I agree that in the event of any violation or threatened violation of my obligations hereunder, the Company will be entitled, as a matter of course, to an injunction from any court of competent jurisdiction, restraining any violation or threatened violation by me, and that the Company’s right to an injunction is in addition to other remedies the Company may have.

8.If any provision of this Agreement is unenforceable, then the balance of all of its terms will nonetheless be enforceable.

EMPLOYEE:

Signature:    _

Name Printed:

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